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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)*



                           Warning Model Management Inc.
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                                (Name of Issuer)



                         COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)



                                    934902107
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages

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     CUSIP No.    934902107             13G                Page 2 of 4 Pages
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Alpha Capital Aktiengesellschaft
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   |_|
                                                                 (b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       Liechtenstein
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                          5.   SOLE VOTING POWER
         NUMBER OF             125,965,115 shares of Common Stock
          SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            125,965,115 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                           125,965,115 shares of Common Stock
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |X|

         The aggregate amount in row 9 represents the maximum amount of shares that Alpha Capital Aktiengesellschaft can beneficially control under a contractually stipulated 9.9% ownership restriction. The full conversion of Alpha Capital's Convertible Note and the exercise of its warrants, would cause Alpha Capital to exceed this restriction.

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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      9.9%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO.   934902107                                        PAGE 3 OF 4 PAGES
                                                                   ---  ---

ITEM 1 (a) NAME OF ISSUER:     Warning Model Management Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           9440 Santa Monica Boulevard, Suite 400,
           Beverly Hills, CA 90210


ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Aktiengesellschaft

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e) CUSIP NUMBER:    934902107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED:  125,965,115 Shares of Common Stock

         (b) PERCENT OF CLASS: 9.9%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                 125,965,115 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                   125,965,115 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO.   934902107                                         PAGE 4 OF 4 PAGES
                                                                    ---  ---


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 10, 2005
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                                                 (Date)

                                           /s/ Konrad Ackermann
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                                               (Signature)

                                         Konrad Ackermann, Director
                                ----------------------------------------
                                              (Name/Title)